N-SAR Filing for Six Months Ending March 31, 1997
Sanford C. Bernstein Fund, Inc. (the "Fund")
CIK No. 0000832808

Sub-Item 77O Exhibit
International Value Portfolio (Series No. 7)
Transactions Effected Pursuant to Rule 10f-3


During the quarter ended December 31, 1996, 219,000 ordinary shares of Deutsche Telekom AG were purchased for DM 6,241,500.

The securities were acquired from Goldman, Sachs & Co. The other members of the underwriting syndicate were: Deutsche Morgan Grenfell, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated, Salomon Brothers Inc., ABN AMRO Securities (USA) Inc.,
CS First Boston Corporation, Dresdner Kleinwort Benson North America LLC,
Bear, Stearns & Co. Inc., Alex, Brown & Sons Incorporated, Dean Witter
Reynolds Inc., Donaldson, Lufkin & Jenrette Securities Corporation,
A.G. Edwards & Sons, Inc., EVEREN Securities, Inc., J.P. Morgan Securities Inc., PaineWebber Incorporated, Prudential Securities Incorporated, RBC Dominion Securities Corporation, Scotia Capital Markets (USA) Inc., Smith Barney Inc., Toronto Dominion Securities (USA) Inc., Advest, Inc., Arnhold and S. Bleichroeder, Inc., Robert W. Baird & Co. Inc., Dain Bosworth,
Edward D. Jones & Co., Legg Mason Wood Walker Inc., McDonald & Co.,
Principal Financial Securities, Stephens Inc., Stifel, Nicolaus & Company, Inc. and Sutro & Co. Incorporated.

The Board of Directors of the Fund has adopted procedures pursuant to Rule 10f-3 of the Investment Company Act of 1940 (the "10f-3 Procedures").
In accordance with the 10f-3 Procedures, the Board of Directors was provided with written certification of the satisfaction of each condition of the 10f-3 Procedures in connection with the purchase by the International Value Portfolio of the Deutsche Telekom shares.